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                                                                   EXHIBIT 10.14

                             DIGITAL ISLAND, INC.
                               45 Fremont Street
                            San Francisco, CA 94111

                                 July 13, 1999


Christopher Albinson
17 Riolle Court
Kanata, Ontario, Canada K2K 1J2

Dear Chris:

          On behalf of Digital Island, I am pleased to extend this offer of employment to you. We all look forward to your joining our organization and contributing to our future success.

          The terms of our offer are as follows:

          1. You will serve as Vice President, Corporate Development and will report directly to me as President and Chief Executive Officer. You shall commence employment in such position no later than July 19, 1999.

          2. Your base salary will be at the annual rate of $180,000 and will be paid in accordance with the Company's payroll practices, subject to all applicable withholdings.

          3. For each fiscal year of the Company during your period of employment, beginning with the fiscal year starting October 1, 1999, you will be entitled to incentive compensation in an amount not less than twenty thousand dollars ($20,000) which is to become payable in four quarterly installments each fiscal year upon (i) the Company's achievement of the financial objectives and performance milestones established by the Board for that year, (ii) the achievement of your individual objectives as agreed by you and the Chief Executive Officer each year and (iii) your continuation in employment through the close of each quarter during that year. You will have no bonus entitlement for the fiscal year which began October 1, 1998.

          4. At the first meeting of the Company's Compensation Committee following your actual commencement of employment with the Company, you will be granted a stock option for 200,000 shares of the Company's common stock. For purposes of your option grant, you will be deemed to have commenced employment with the Company once you have terminated employment with your current employer, accepted this offer letter and become subject to the control and direction of the Company as to your job assignments and placed on the Company's payroll. The option will have an exercise price per share equal to the fair market value per share of the Company's common stock on the grant date. The option will be an incentive stock option under the federal tax laws, to the maximum extent allowable, and the balance will be a non-statutory option. The option will have a maximum term of ten (10) years, subject to earlier termination upon your cessation of employment. The option will become
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                                                                   July 13, 1999
                                                                          Page 2

exercisable for twenty-four percent (24%) of the option shares upon your completion of one year of employment with the Company and will become exercisable for the balance of the option shares in a series of thirty-eight
(38) successive monthly installments, each equal to two percent (2%) of the total number of option shares, upon your completion of each of the next thirty eight (38) months of employment with the Company following the first anniversary of your start date. The remaining terms of your option will be governed by the provisions of the Company's 1999 Stock Incentive Plan. No additional vesting will occur after your termination of employment. In the event of a conflict between the Plan and this letter, this letter will supercede.

          5. In the event of a Change in Control, your option described in Paragraph 4 above will accelerate and become immediately exercisable for all of the option shares as fully-vested shares, unless the acquiring entity assumes
                                          ------
the option. If your option is assumed and does not accelerate in the event of a Change in Control, then immediately upon an Involuntary Termination of your employment with the Company (or successor entity), which occurs within eighteen
(18) months after the effective date of such Change in Control but more than twelve (12) months after the date you commence employment with the Company, your option will immediately vest and become exercisable for all the shares at the time subject to that option and may be exercised for any or all of those shares as fully-vested shares at any time prior to the expiration or sooner termination of your option. In the event such Change in Control and Involuntary Termination both occur within the first twelve (12) months of your employment with the Company, then your option will immediately vest and become exercisable at the time of such Involuntary Termination for that number of shares for which your option would have otherwise become exercisable had you continued in employment with the Company through the first anniversary of your commencement date (i.e., twenty-four percent (24%) of the total option shares).

          For purposes of this Paragraphs 4, 5 and Paragraph 9, the following definitions shall be in effect:

          Change in Control shall mean any of the following transactions
          -----------------
effecting a change in ownership or control of the Company:

               (i) a merger, consolidation or reorganization approved by the Company's shareholders in which securities representing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

               (ii) any shareholder-approved transfer or other disposition of all or substantially all of the Company's assets in complete liquidation or dissolution of the Company, or
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                                                                   July 13, 2000
                                                                          Page 3

               (iii) the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's shareholders.

          Involuntary Termination shall mean (i) the involuntary termination of
          -----------------------
your employment with the Company other than a termination for "Cause" or (ii) your voluntary resignation within ninety (90) days following (A) a material reduction in the scope of your duties and responsibilities or the level of management to which you report, (B) a reduction in the level of your compensation (including base salary, fringe benefits and target bonuses under any corporate-performance based incentive program) by more than fifteen percent (15%) or (C) a relocation of your principal place of employment by more than fifty (50) miles. Involuntary Termination shall not include the termination of your employment by reason of death or disability. Your employment will be deemed to be terminated for "Cause" if your termination occurs for any of the
                             -----
following reasons: (i) your commission of a felony or your embezzlement of the Company's funds, (ii) any unauthorized use or disclosure of the Company's proprietary information, (iii) any intentional misconduct on your part which has a materially adverse effect upon the Company's business or reputation or (iv) your repeated and willful failure to perform the duties, functions and responsibilities of your executive position after written warning from the Company.

          6. You will be provided with a relocation package which will reimburse you for the reasonable for the expenses you incur in connection with your relocation to the Bay Area. The expenses for which you will be entitled to reimbursement include: (i) the sales commission and other reasonable closing costs incurred in selling your current residence in Canada, (ii) expenses incurred by you and your spouse in one or more house-hunting trips to the San Francisco Bay Area, (iii) the cost of moving your family and household goods from Ontario, Canada to the San Francisco Bay Area, (iii) temporary living expenses in the San Francisco Bay Area for up to thirty (30) days, (iv) the cost of up to three (3) trips in the aggregate between Ontario, Canada and the San Francisco Bay Area by either you or your spouse in the event your spouse in unable to relocate immediately with you and (v) the commisions and other reasonable closing costs incurred in purchasing your new principal residence in the San Francisco Bay Area.

          7. You will be eligible to participate in all group term life insurance plans, group health plans, accidental death and dismemberment plans and short-term disability programs and other executive perquisites which are made available to the Company's executives and for which you qualify. You will accrue paid vacation benefits at the rate of one (1) week per calendar quarter.
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                                                                   July 13, 2000
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          8.   At the time you commence employment with the Company, you will be required to execute the Company's standard Proprietary Information and Inventions Agreement, a copy of which will be furnished to you prior to your start date.

          9. Your employment with the Company is not for any specified period of time. As a result, either you or the Company are free to terminate your employment relationship at any time for any reason, with or without cause. In addition, your employment relationship will immediately terminate upon your death or disability. At the time your employment terminates, the Company will only be required to pay you (i) any unpaid base salary for services rendered through the date of such termination and (ii) the dollar value of all accrued and unused vacation benefits based upon the level of base salary in effect for you at the time of your termination.

          However, upon an Involuntary Termination of your employment with the Company, whether or not that termination is in connection with a Change in Control, you will be entitled to salary continuation payments, at the monthly rate of the base salary in effect for you at the time of such termination, for a period of six (6) months. Such salary continuation payments will be made at semi-monthly intervals on the 15th and last day of each calendar month and will be subject to all applicable withholding requirements. All bonus entitlement will cease with any bonus payable to you for the close of the fiscal quarter immediately preceding the date of your Involuntary Termination.

          11. Verification of your citizenship or right to work in the United States is required, and you will need to provide proof of this on your first day of employment.

          12. This offer letter constitutes the full and complete agreement between us concerning the terms of your employment. Although your duties, title, compensation and/or benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed by an express written agreement signed by you and a duly-authorized officer of the Company.

          13. The Company will loan you $100,000 interest free upon acceptance of this offer for the period of 5 years. Fifty (50%) percent of the loan will be forgiven on an annual basis of 10% of the principle amount per year. The $50,000 balance will be re-payable at the end of the 5 year terms. In the event of termination, the loan will be fully repayable to the Company within 90 days.

          We are delighted that you will be joining Digital Island. We believe that you bring the skills and expertise to help us continue to build our reputation in the industry. We look forward to working with you in developing the full potential of our company.
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                                                                   July 13, 1999
                                                                          Page 5

          This offer letter will remain outstanding until July 16, 1999. To indicate your acceptance of the foregoing terms of your employment, please sign the duplicate original of this letter and return it to my attention by the close of business on or before July 16, 1999.

                                   Very truly yours,

                                   _________________________________________
                                   Ruann F. Ernst, President and Chief
                                   Executive Officer


                                   ACCEPTANCE

          I hereby accept and agree to the terms of the foregoing offer of employment with Digital Island, Inc.

                                   _________________________________________
                                   CHRISTOPHER  ALBINSON


                                   DATED:  JULY  ______, 1999